Exhibit 99.1

Tier Technologies, Inc.

10780 Parkridge Blvd., Suite 400

Reston, VA 20191

CONTACT:

Matt Brusch, Director of Communications

mbrusch@tier.com

(571) 382-1048

Tier Reports Fiscal 2007 First Quarter Results

RESTON, Va., February 8, 2007 – Tier Technologies, Inc. (OTC: TIER) today announced results for its fiscal 2007 first quarter ended December 31, 2006.

Revenues for the fiscal 2007 first quarter were $42.7 million, an increase of 7% as compared to $39.9 million in the fiscal 2006 first quarter. Net income was $2.2 million, an increase of 22% over the same period last year. Fully diluted earnings per share was $0.11, an increase of 22% over the same period last year.

The fiscal 2007 first quarter included $0.7 million of expense related to a forward loss on a contract in our Government Business Process Outsourcing segment.

As of December 31, 2006, Tier had $58.6 million in cash and cash equivalents, and investments in marketable securities, and $12.2 million in restricted investments. Tier generated $4.1 million of cash from operations in the fiscal 2007 first quarter. Tier has no short-term or long-term debt.

“I am pleased to report year-over-year growth on both the top and bottom lines for our fiscal first quarter,” said Ronald L. Rossetti, Chairman and Chief Executive Officer of Tier. “This performance was again highlighted by significant growth in our Electronic Payment Processing business segment, whose revenues grew by 47%.”

“During the fourth quarter of fiscal 2006, we initiated a strategic evaluation of our business,” Mr. Rossetti continued, “the purpose of which is to identify how we can better, and more quickly, focus our efforts, as well as re-deploy assets from other segments of the business, into our core payment processing area, where we continue to believe we have excellent growth opportunities. This process is currently underway and our objective is to complete and implement this evaluation as soon as possible. I look forward to reporting back to you in the coming months on our progress. Meanwhile, we believe our fiscal first quarter results will provide us with significant momentum.”

Segment Results

Beginning October 1, 2006, Tier reclassified its Voice and Systems Automation practice area revenues and direct costs from the Packaged Software and Systems Integration segment to the Government Business Process Outsourcing segment in order to align complementary product lines with the same operating segment. Accordingly, the prior period segment revenues and direct costs have been reclassified to conform to the current presentation.

Electronic Payment Processing

Electronic Payment Processing (EPP) Segment revenues for the fiscal 2007 first quarter were $22.2 million, an increase of 47% as compared to $15.1 million in the fiscal 2006 first quarter.

Fiscal 2007 first quarter EPP revenue improvement was driven primarily by increased transaction processing volume, as well as revenue from new contracts.

Government Business Process Outsourcing

Government Business Process Outsourcing (GBPO) Segment revenues were $12.0 million in the fiscal 2007 first quarter, a decrease of 17% as compared to $14.4 million in the fiscal 2006 first quarter.

Factors impacting fiscal 2007 first quarter GBPO revenues were attributable primarily to a reduction of revenues from contracts that completed during the prior fiscal year and lower rates and transaction volume at a payment processing center.

Packaged Software and Systems Integration

Packaged Software and Systems Integration (PSSI) Segment revenues were $8.5 million in the fiscal 2007 first quarter, a decrease of 18% as compared to $10.4 million in the fiscal 2006 first quarter.

Fiscal 2007 first quarter PSSI revenue decline was attributable primarily to the completion, or near completion, of several contracts, as well as an overall decline in revenues from our contracts with one large customer.

Conference Call

Tier will host a conference call today at 5:00 p.m. Eastern Time to discuss these results. To access the conference call, please dial (888) 335-3240 and provide conference ID # 7942502. The conference call will also be broadcast live via the Internet at www.Tier.com. A replay will be available at www.Tier.com or by calling (800) 642-1687 and entering conference ID # 7942502 from two hours after the end of the call until 11:59 p.m. Eastern Time on February 15, 2007.

About Tier

Tier Technologies, Inc. offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include over 3,100 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions and, through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements. Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: the impact of governmental investigations; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities; unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements; and approval of the Company’s application to re-list its common stock on the Nasdaq Stock Market. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2006 filed with the SEC.

(Financial tables follow)

TIER TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands)	December 31, 2006	September 30, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,658	$18,486
Investments in marketable securities	36,950	36,950
Accounts receivable, net	15,229	15,035
Unbilled receivables	3,591	2,918
Prepaid expenses and other current assets	2,928	3,067

Total current assets	80,356	76,456
Property, equipment and software, net	13,280	13,466
Goodwill	37,567	37,567
Other intangible assets, net	20,814	21,879
Restricted investments	12,235	12,287
Investment in unconsolidated affiliate	4,739	3,978
Other assets	4,019	3,916

Total assets	$173,010	$169,549

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$777	$871
Income taxes payable	7,307	7,288
Accrued compensation liabilities	5,447	5,325
Accrued subcontractor expenses	2,413	2,360
Accrued discount fees	5,698	4,013
Other accrued liabilities	6,746	7,810
Deferred income	6,060	5,750
Total current liabilities	34,448	33,417
Other liabilities	1,779	1,922

Total liabilities	36,227	35,339

Shareholders’ equity:
Preferred stock, no par value; authorized shares: 4,579; no shares issued and outstanding	—	—
Common stock and paid-in capital–Shares authorized: 44,260; shares issued: 20,383 and 20,383; shares outstanding: 19,499 and 19,499	184,857	184,387
Treasury stock—at cost, 884 shares	(8,684)	(8,684)
Notes receivable from related parties	(4,346)	(4,275)
Accumulated other comprehensive loss	(73)	(33)
Accumulated deficit	(34,971)	(37,185)

Total shareholders’ equity	136,783	134,210

Total liabilities and shareholders’ equity	$173,010	$169,549

TIER TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended
	December 31,
(in thousands, except per share data)	2006	2005
Revenues	$42,720	$39,882
Costs and expenses:
Direct costs	30,628	27,896
General and administrative	7,623	6,923
Selling and marketing	2,522	2,580
Depreciation and amortization	1,359	1,319

Total costs and expenses	42,132	38,718

Income before other income and income taxes	588	1,164

Other income:
Equity in net income of unconsolidated affiliate	809	59
Interest income, net	877	591

Total other income	1,686	650

Income before income taxes	2,274	1,814
Provision for income taxes	60	5

Net income	$2,214	$1,809

Basic and diluted earnings per share	$0.11	$0.09
Weighted average common shares used in computing:
Basic earnings per share	19,499	19,490
Diluted earnings per share	19,591	19,627

TIER TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended December 31,
(in thousands)	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,214	$1,809
Non-cash items included in net income:
Depreciation and amortization	2,264	2,262
Loss on retirement of equipment and software	1	7
Provision for doubtful accounts	(128)	342
Equity in net income of unconsolidated affiliate	(809)	(59)
Share-based compensation	399	407
Accrued forward loss on contracts	211	(52)
Net effect of changes in assets and liabilities:
Accounts receivable and unbilled receivables	(739)	(4,975)
Prepaid expenses and other assets	36	433
Accounts payable and accrued liabilities	356	1,432
Income taxes payable	19	(92)
Deferred income	310	100
Cash provided by operating activities	4,134	1,614

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	—	(31,650)
Sales and maturities of marketable securities	—	21,326
Purchases of restricted investments	(3,260)	—
Sales and maturities of restricted investments	3,312	—
Purchase of equipment and software	(999)	(1,316)
Other investing activities	(1)	(1)

Cash used in investing activities	(948)	(11,641)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	—	9
Capital lease obligations and other financing arrangements	(8)	(7)

Cash (used in) provided by financing activities	(8)	2
Effect of exchange rate changes on cash	(6)	(19)

Net increase (decrease) in cash and cash equivalents	3,172	(10,044)
Cash and cash equivalents at beginning of period	18,486	27,843

Cash and cash equivalents at end of period	$21,658	$17,799

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$3	$4
Income taxes paid (refunded), net	$33	$61
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Interest accrued on shareholder notes	$71	$67